Exhibit 99.1

News Release

CIRCOR Announces Passing of Director C. William Zadel

BURLINGTON, Mass., Sep 12, 2011 (BUSINESS WIRE) — CIRCOR International, Inc. (NYSE: CIR) today announced with deep sadness that Mr. C. William Zadel, a member of CIRCOR’s Board of Directors since October 2007, passed away on September 8, 2011. Mr. Zadel had served as Chairman of the Nominating and Corporate Governance Committee and was a member of the Audit Committee. The Company will conduct a search to replace Mr. Zadel on the board.

“The entire CIRCOR team is mourning the loss of Bill,” said Chairman and Chief Executive Officer Bill Higgins. “We were very fortunate to have Bill as a member of our Board of Directors, which benefitted from his strong business acumen and experience in corporate strategy and acquisitions. On behalf of everyone at CIRCOR, I extend our deepest condolences to his family and loved ones.”

Mr. Zadel had been the Chairman and CEO of Mykrolis Corp until his retirement in 2004. Mykrolis was the former microelectronics division of Millipore Corporation, where he had been Chairman and Chief Executive Officer since 1996. In addition to CIRCOR, Mr. Zadel also was a director of Kulicke & Soffa Industries, Inc.

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for the industrial, aerospace and energy markets. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

SOURCE: CIRCOR International, Inc.

CIRCOR International

Frederic M. Burditt, 781-270-1200

Chief Financial Officer